Exhibit 107

Calculation of Filing Fee Tables

Form S-3

(Form Type)

Richtech Robotics Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

Security Type	Security Class Type(1)	Class Type	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price		Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to be paid	Equity	Class B Common Stock	457(o)	(1)	(2)		(2)
	Equity	Preferred Stock	457(o)	(1)	(2)		(2)
	Other	Purchase Contracts	457(o)	(1)	(2)		(2)
	Other	Warrants(4)	457(o)	(1)	(2)		(2)
	Other	Subscription Rights (5)	457(o)	(1)	(2)		(2)
	Other	Depositary Shares	457(o)	(1)	(2)		(2)
	Debt	Debt Securities(3)	457(o)	(1)	(2)		(2)
	Other	Units (6)	457(o)	(1)	(2)		(2)
	Unallocated (Universal) Shelf	-	457(o)	(1)	(2)		$200,000,000	(2)	$0.00015310	$30,620.00
	Equity	Class B Common Stock	457(c)	2,699,797	$1.998	(7)	$5,394,194.41		$0.00015310	$825.85
Carry Forward Securities
Carry Forward Securities	-		-	-	-				-			-	-	-
	Total Offering Amounts		$31,445.85
	Total Fees Previously Paid		$30,620.00
	Total Fees Offsets		-
	Net Fee Due		$825.85

(1)	There are being registered hereunder such indeterminate amount of the securities of each identified class as may from time to time be offered hereunder by the Registrant at indeterminate prices which shall have an aggregate initial offering price not to exceed $200,000,000. The securities being registered hereunder also include such indeterminate amount of securities as may be issued upon exercise, settlement, exchange or conversion securities offered or sold hereunder, or pursuant to the anti-dilution provisions of any such securities. If any debt securities are issued at an original issue discount, then the principal amount of such debt securities shall be in such greater amount as shall result in an aggregate initial offering price not to exceed $200,000,000, less the aggregate dollar amount of all securities previously issued hereunder.
(2)	The proposed maximum offering price per security for the primary offering will be determined, from time to time, by the Registrant in connection with the issuance by the Registrant of the securities registered hereunder and is not specified as to each class of security pursuant to General Instruction II.D. of Form S-3 under the Securities Act of 1933, as amended (the “Securities Act”).
(3)	Debt securities may be senior or subordinated, convertible or non-convertible and secured or unsecured.
(4)	Warrants may represent rights to purchase debt securities, Class B common stock, preferred stock or other securities registered hereunder.
(5)	Subscription rights evidence rights to purchase any securities of the Registrant registered under this registration statement.
(6)	Any securities registered under this registration statement may be sold separately or as units with other securities registered under this registration statement.
(7)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) under the Securities Act, based on the average of the high and low prices of shares of the Class B common stock of Richtech Robotics, Inc., as reported on The Nasdaq Capital Market on April 15, 2025.